Exhibit 4.2

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

VERSUM MATERIALS, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

Versum Materials, Inc. (hereinafter called the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: Pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company (as amended and restated and as in effect on the date hereof, the “Certificate of Incorporation”), the Board of Directors of the Company previously adopted resolutions creating and authorizing the following series of preferred stock: 500,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on February 28, 2019 (the “Series A Certificate of Designation”).

SECOND: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation.

THIRD: Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to the Certificate of Incorporation, the Board of Directors adopted resolutions on April 2, 2019, approving the elimination of the Series A Preferred Stock as set forth herein:

“RESOLVED FURTHER, that none of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation;

RESOLVED FURTHER, that, at the effective time of the Certificate of Elimination of Series A Junior Participating Preferred Stock, all matters set forth in the Series A Certificate of Designation shall be eliminated from the Certificate of Incorporation with respect to the Series A Preferred Stock;

RESOLVED FURTHER, that the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company be, and each of them hereby is, authorized and directed to prepare, execute and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination of Series A Junior Participating Preferred Stock as required by the DGCL in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all additional documents required to be filed therewith;”

FOURTH: In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination of Series A Junior Participating Preferred Stock, shall be amended effective on the Effective Time (as defined below in Article FIFTH) to eliminate all references to the Series A Preferred Stock.

FIFTH: The effective time (the “Effective Time”) of this Certificate of Elimination of Series A Junior Participating Preferred Stock shall be 11:59 p.m. Eastern Daylight Time on April 2, 2019.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Elimination of Series A Junior Participating Preferred Stock is executed on behalf of the Company by its duly authorized officer this 2nd day of April, 2019.

By:	/s/ Michael W. Valente
Michael W. Valente
Senior Vice President, General Counsel and Secretary